UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2010
Capital Senior Living Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-13445	75-2678809

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 770-5600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On June 25, 2010, Capital Senior Living Acquisition, LLC, a wholly owned subsidiary of Capital Senior Living Corporation (the “Company”), entered into an Asset Purchase Agreement, dated as of June 25, 2010 (the “Agreement”) with Signature Assisted Living of Texas, LLC (“Signature”). Pursuant to the Agreement, the Company agreed to acquire Signature’s interest in certain lease agreements with Health Care REIT, Inc. (“HCN”) for 12 purpose-built assisted living and memory care communities located in Texas and certain related personal property. The Agreement provides for a purchase price of $25 million plus an amount equal to 50% of Signature’s outstanding working capital loans not to exceed $750,000. Funds for the purchase price are being provided by HCN. The expense to the Company for the lease and the use of the funds provided by HCN is approximately $8.9 million per year, subject to conditional annual escalation provisions. The Agreement also contains representations, warranties and covenants that are customary for a transaction of this nature and is subject to customary due diligence and closing conditions and approvals, including approval of final lease and related documents with HCN and approval of HCN’s lender, Freddie Mac. The Agreement provides for a 30-day inspection period for identification by Company of certain cure items and for closing 30 days after the end of the inspection period, subject to satisfaction of all conditions precedent.
The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Other Events.
On June 28, 2010, the Company issued a press release announcing the entering into of the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information being furnished under this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The press release contains, and may implicate, forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.
In the press release, the Company’s management utilized non-GAAP financial measures, including pro forma adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. These non-GAAP financial measures are used by management to evaluate financial performance and resource allocation for its facilities and for the Company as a whole. These measures are commonly used as an analytical indicator within the senior housing industry, and also serve as a measure of leverage capacity and debt service ability. The Company has provided this information in order to enhance investors overall understanding of the Company’s financial performance and prospects. In addition, because the Company has historically provided this type of information to the investment community, the Company believes that including this information provides consistency in its financial reporting.
These non-GAAP financial measures should not be considered as measures of financial performance under generally accepted accounting principles, and items excluded from them are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing, or financing activities, earnings per share or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because these measures are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, these measures as presented may not be comparable to other similarly titled measures of other companies.
By filing this Current Report on Form 8-K, the Company does not acknowledge that disclosure of this information under this Item 7.01 and Exhibit 99.1 is required by Regulation FD or that the information was material or non-public before the disclosure. The Company assumes no obligation to update or supplement forward-looking statements in the press release that become untrue because of new information, subsequent events or otherwise.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of June 25, 2010, between Capital Senior Living Acquisition, LLC and Signature Assisted Living of Texas, LLC*

99.1	Press Release, dated June 28, 2010

*
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2010	Capital Senior Living Corporation
	By:	/s/ David R. Brickman
		Name:	David R. Brickman
		Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of June 25, 2010, between Capital Senior Living Acquisition, LLC and Signature Assisted Living of Texas, LLC

99.1	Press Release, dated June 28, 2010

*
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.